EXHIBIT 99.4

THE BERKSHIRE GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2014 AND 2013

Independent Auditor's Report

To the Board of Directors
of The Berkshire Gas Company

We have audited the accompanying financial statements of  The Berkshire Gas Company (the "Company"), which comprise the balance sheets as of December 31, 2014 and December 31, 2013, and the related statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Berkshire Gas Company at December 31, 2014 and December 31, 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
March 27, 2015

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE BERKSHIRE GAS COMPANY
STATEMENT OF INCOME
(In Thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013

Operating Revenues	$86,685	$74,865

Operating Expenses
Operation
Natural gas purchased	38,579	36,298
Operation and maintenance	23,240	15,549
Depreciation and amortization	8,466	7,052
Taxes - other than income taxes	3,011	2,652
Total Operating Expenses	73,296	61,551
Operating Income	13,389	13,314

Other Income and (Deductions), net (Note A)	721	1,028

Interest Charges, net
Interest on long-term debt	3,472	2,833
Other interest, net	7	7
	3,479	2,840
Amortization of debt expense and redemption premiums	124	117
Total Interest Charges, net	3,603	2,957

Income Before Income Taxes	10,507	11,385

Income Taxes (Note E)	4,231	4,415

Net Income	$6,276	$6,970

THE BERKSHIRE GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME
(In Thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013

Net Income	$6,276	$6,970
Other Comprehensive Income (Loss)	2	(28)
Comprehensive Income	$6,278	$6,942

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013
Cash Flows From Operating Activities
Net income	$6,276	$6,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,590	7,169
Deferred income taxes	(1,463)	3,952
Pension expense	1,104	1,909
Regulatory activity, net	938	(2,216)
Other non-cash items, net	857	258
Changes in:
Accounts receivable, net	(5,395)	73
Unbilled revenues	538	(2,346)
Natural gas in storage	(478)	451
Accounts payable	5,370	61
Taxes accrued/refundable, net	4,878	109
Accrued liabilities	(2,744)	(1,733)
Accrued pension	(648)	(1,749)
Other assets	(128)	963
Other liabilities	1,044	413
Total Adjustments	12,463	7,314
Net Cash provided by Operating Activities	18,739	14,284

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(13,040)	(10,456)
Other	-	46
Net Cash (used in) Investing Activities	(13,040)	(10,410)

Cash Flows from Financing Activities
Payments on long-term debt	(1,455)	(1,455)
Issuances of long-term debt	-	15,000
Payment of common stock dividend	(4,400)	(5,561)
Intercompany payable	-	(7,000)
Net Cash provided by Financing Activities	(5,855)	984

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(156)	4,858
Balance at beginning of period	6,890	2,032
Balance at end of period	$6,734	$6,890

Cash paid during the period for:
Interest (net of amount capitalized)	$3,476	$2,802
Income taxes	$750	$300

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$173	$842

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

 THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2014 and 2013

ASSETS
(In Thousands)

	2014	2013
Current Assets
Unrestricted cash and temporary cash investments	$6,734	$6,890
Accounts receivable less allowance of $1,381 and $582, respectively	12,217	7,561
Unbilled revenues	5,516	6,254
Current regulatory assets (Note A)	6,496	9,563
Natural gas in storage, at average cost	3,935	3,457
Materials and supplies, at average cost	968	691
Other	1,720	1,811
Total Current Assets	37,586	36,227

Other investments	1,027	1,166

Net Property, Plant and Equipment (Note A)	131,321	124,329

Regulatory Assets (Note A)	37,823	35,666

Deferred Charges and Other Assets
Unamortized debt issuance expenses	857	803
Goodwill (Note A)	51,933	51,933
Other	54	90
Total Deferred Charges and Other Assets	52,844	52,826

Total Assets	$260,601	$250,214

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2014 and 2013

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2014	2013
Current Liabilities
Current portion of long-term debt (Note B)	$2,393	$2,393
Accounts payable	10,466	5,766
Accrued liabilities	3,509	6,253
Deferred income taxes (Note E)	1,439	3,534
Interest accrued	862	871
Taxes accrued	8,898	4,020
Total Current Liabilities	27,567	22,837

Deferred Income Taxes (Note E)	25,942	25,685

Regulatory Liabilities (Note A)	28,910	28,084

Other Noncurrent Liabilities
Pension accrued (Note G)	9,036	4,759
Environmental remediation costs	4,105	4,050
Other	7,062	6,307
Total Other Noncurrent Liabilities	20,203	15,116

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	45,698	48,089

Common Stock Equity
Paid-in capital	106,095	106,095
Retained earnings	6,196	4,320
Accumulated other comprehensive income (loss)	(10)	(12)
Net Common Stock Equity	112,281	110,403

Total Capitalization	157,979	158,492

Total Liabilities and Capitalization	$260,601	$250,214
The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2014 and 2013
(Thousands of Dollars)

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of December 31, 2012	100	$-	$106,095	$2,911	$16	$109,022

Net income				6,970		6,970
Other comprehensive income, net of deferred income taxes					(28)	(28)
Payment of common stock dividend				(5,561)		(5,561)
Balance as of December 31, 2013	100	$-	$106,095	$4,320	$(12)	$110,403

Net income				6,276		6,276
Other comprehensive income, net of deferred income taxes					2	2
Payment of common stock dividend				(4,400)		(4,400)
Balance as of December 31, 2014	100	$-	$106,095	$6,196	$(10)	$112,281

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)	STATEMENT OF ACCOUNTING POLICIES

The Berkshire Gas Company (Berkshire) engages in natural gas transportation, distribution and sales operations in Massachusetts serving approximately 39,000 customers in service areas totaling approximately 744 square miles.  The service area in Massachusetts includes Berkshire County and portions of Franklin and Hampshire Counties, and includes the cities of Pittsfield, North Adams and Greenfield.  The population of this area is approximately 193,000, which represents 2.9% of the population of Massachusetts.  Of Berkshire's 2014 retail revenues, 55.0% were derived from residential sales, 26.7% from commercial sales, 16.5% of firm transportation, and 1.8% from industrial sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting seasonal rates and cooler weather.

Berkshire is the principal operating utility of Berkshire Energy Resources (BER), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings).  BER is a holding company whose sole business is ownership of its operating regulated gas utility.  Berkshire is regulated by the Massachusetts Department of Public Utilities (DPU) as it relates to utility service.

Accounting Records

The accounting records of Berkshire are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP) and also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the DPU.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation

Berkshire has evaluated subsequent events through the date its financial statements were available to be issued, March 27, 2015.

Allowance for Funds Used During Construction

Berkshire capitalizes allowance for funds used during construction (AFUDC), which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  The weighted-average AFUDC rate for 2014 was 4.93%.  There was no AFUDC in 2013.

Cash and Temporary Cash Investments

Berkshire considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS
Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by the DPU.  Software service life is based upon management's estimate of useful life.  The aggregate annual provisions for depreciation for the years 2014 and 2013 were approximately 3.5% and 3.8%, respectively, of the original cost of depreciable property.

Weather Insurance Contracts

On an annual basis, Berkshire assesses the need for weather insurance contracts for the upcoming heating season in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, Berkshire would receive a payment; in addition, under certain of the contracts, if temperatures are colder than normal at a prescribed level for the contract period, Berkshire is required to make a payment.  The premiums paid are amortized over the terms of the contracts.  The intrinsic value of the contracts is carried on the balance sheet with changes in value recorded in the income statement as Other Income and (Deductions).

In September 2014, Berkshire entered into a weather insurance contract for the winter period of November 1, 2014 through April 30, 2015.  If temperatures are warmer than normal, Berkshire will receive payments up to a maximum of $1 million.  The contract had no value at December 31, 2014 since temperatures were colder than normal.

In October 2013, Berkshire entered into a weather insurance contract for the winter period of November 1, 2013 through April 30, 2014.  During the contract period, temperatures were colder than normal and Berkshire made a payment of $0.2 million upon expiration of the contract.

Goodwill

Berkshire may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two-step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  The estimated fair values for the reporting units are determined by using the income approach and the market approach methodologies.

The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations.  Key assumptions used to determine fair value under the income approach include the cash flow period, terminal values based on a terminal growth rate, and the discount rate.  The discount rate represents the estimated cost of debt and equity financing weighted by the percentage of debt and equity in a company's target capital structure.

The market approach utilizes the guideline company method, which calculates valuation multiples based on operating and valuation metrics from publicly traded guideline companies in the regulated natural gas distribution industry.  Multiples derived from the guideline companies provide an indication of how much a knowledgeable investor

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

in the marketplace would be willing to pay for an investment in a similar company.  These multiples are then applied to the appropriate operating metric to determine indications of fair value.

If the carrying amount of a reporting unit exceeds the reporting unit's fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit's goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit's identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2014, the fair value of Berkshire exceeded its carrying value and therefore Step two was not performed and no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2014 that would make it more likely than not that the fair value fell below the carrying value.

Impairment of Long‑Lived Assets and Investments

Accounting Standards Codification (ASC) 360 "Property, Plant, and Equipment" requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under "Regulatory Accounting", determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition Berkshire.  At December 31, 2014, Berkshire did not have any assets that were impaired under this standard.

Income Taxes

In accordance with ASC 740 "Income Taxes," Berkshire has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, Berkshire has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, Berkshire normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, Berkshire may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  Berkshire's policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See Note (E), Income Taxes for additional information.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS
Pension

Berkshire accounts for pension plan costs in accordance with the provisions of ASC 715 "Compensation - Retirement Benefits."  See – Note (G), Pension and Other Benefits.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including AFUDC.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

Berkshire accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 "Regulated Operations," the accrued costs of removal have been recorded as a regulatory liability.

Berkshire's property, plant and equipment as of December 31, 2014 and 2013 were comprised as follows:

	2014	2013
	(In Thousands)

Gas distribution plant	$164,706	$163,702
Land	2,262	1,754
Buildings and improvements	14,703	8,031
Other plant	14,253	12,819
Total property, plant & equipment	195,924	186,306
Less accumulated depreciation	66,247	62,769
	129,677	123,537
Construction work in progress	1,644	792
Net property, plant & equipment	$131,321	$124,329

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allows Berkshire to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of ASC 980 "Regulated Operations."  In accordance with ASC 980, Berkshire has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  Berkshire is allowed to recover all such deferred costs through its regulated rates.  See Note (C), Regulatory Proceedings, for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

If Berkshire, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  Berkshire expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

accounting were to occur, it could have a material adverse effect on the Berkshire's earnings and retained earnings in that year and could also have a material adverse effect on Berkshire's ongoing financial condition.

Unless otherwise stated below, all of Berkshire's regulatory assets earn a return.  Berkshire's regulatory assets and liabilities as of December 31, 2014 and 2013 included the following:

	Remaining Period	December 31, 2014	December 31, 2013
		(In Thousands)
Regulatory Assets:
Pension plans	(a)	$20,581	$17,908
Environmental Remediation Costs	7 years	12,543	14,380
Debt premium	5 to 7 years	4,911	5,843
Deferred purchased gas	(b)	1,243	4,408
Unfunded future income taxes	(c)	858	858
Other	(d)	4,183	1,832
Total regulatory assets		44,319	45,229
Less current portion of regulatory assets		6,496	9,563
Regulatory Assets, Net		$37,823	$35,666

Regulatory Liabilities:
Pension plans	(a)	-	778
Asset removal costs	(d)	28,796	27,306
Other	(d)	114	-
Total regulatory liabilities		$28,910	$28,084

(a) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) Pension and Other Benefits for additional information.
(b) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(c) The balance will be extinguished when the asset, which is fully offset by a corresponding liability, or liability has been realized or settled, respectively.
(d) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

New Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition.  ASU 2014-09 requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  ASU 2014-09 is effective for interim and annual

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

reporting periods beginning after December 15, 2016 and is to be applied retrospectively.  Berkshire is currently evaluating the effect that adopting this new accounting guidance will have on our consolidated financial statements.

B)	CAPITALIZATION

Common Stock

Berkshire had 100 shares of its common stock, $2.50 par value, outstanding as of December 31, 2014 and 2013.

Long-Term Debt

	December 31,
	2014	2013
	(In Thousands)
Unsecured Notes:
9.60% Senior Unsecured Note, due September 1, 2020	$8,000	$8,000
7.80% Senior Unsecured Note, due November 15, 2021	10,180	11,635
5.33% Senior Unsecured Note, Series A, due December 10, 2043	15,000	15,000

Senior Secured Notes:
10.06% First Mortgage Bond Series P, due February 1, 2019	10,000	10,000

Long-Term Debt	43,180	44,635
Less: Current portion of long-term debt (1)	2,393	2,393
Plus: Unamortized premium	4,911	5,847
Net Long-Term Debt	$45,698	$48,089

(1)	Includes the current portion of unamortized premium.

Substantially all of Berkshire's properties are pledged as collateral for the First Mortgage Bonds.

The fair value of Berkshire's long-term debt was $55.6 million and $54.2 million as of December 31, 2014 and 2013, respectively, which was estimated by Berkshire based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2015	2016	2017	2018	2019& Thereafter	Total
	(In Thousands)
Maturities:	$1,455	$1,455	$1,455	$1,455	$37,360	$43,180

In October 2013, Berkshire entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors on December 10, 2013 of senior unsecured 5.33% notes in the principal amount of $15 million, due on December 10, 2043.  Berkshire used the net proceeds of this long‑term debt issuance for the repayment of short-term debt and expects to use the remaining net proceeds for general working capital, environmental expenditures and capital expenditures.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

(C)	REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Massachusetts statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

Berkshire's rates are established by the DPU.  Berkshire's 10-year rate plan, which was approved by the DPU and included an approved ROE of 10.5%, expired on January 31, 2012.  Berkshire continues to charge the rates that were in effect at the end of the rate plan and currently anticipates that a base rate case would likely be filed in 2016, based on a calendar year 2015 test year, for rates to be effective in 2017.  Based on existing tracking mechanisms in place for gas and other costs, discussions with the DPU, and  precedence set by other utility companies, Berkshire believes that regulatory assets are recoverable and regulatory liabilities are fairly stated.

Additionally, Berkshire has a purchased gas adjustment clause approved by the DPU which enables them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows Berkshire to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Gas Supply Arrangements

Berkshire satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  Berkshire operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  Actual reasonable gas costs incurred by Berkshire are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

Berkshire purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  Berkshire diversifies its sources of supply by amount purchased and by location while primarily acquiring gas in the Appalachia region.

Berkshire acquires firm transportation capacity on interstate pipelines under long-term contracts and utilizes that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline interconnects with Berkshire's distribution system upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  The actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2014 are as follows:

(In Thousands)
2015	$8,791
2016	8,791
2017	8,791
2018	8,791
2019	8,791
2020-after	28,354
$72,309

Berkshire acquires firm underground natural gas storage capacity using long-term contracts and fills the storage facilities with gas in the summer months for subsequent withdrawal in the winter months.  The storage facilities are located in Pennsylvania, New York and West Virginia.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Winter peaking resources are primarily attached to the local distribution system and are owned by Berkshire.  Berkshire owns or has rights to the natural gas stored in its Liquefied Natural Gas (LNG) facility that is directly attached to its distribution system.

(D)	SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including Berkshire, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $25 million is available to Berkshire.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2014, Berkshire did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2014 totaled $306.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and re-borrow funds, at its option, until the facility's expiration, thus affording it flexibility in managing its working capital requirements.

(E)	INCOME TAXES

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$4,469	$156
State	1,274	307
Total current	5,743	463
Deferred
Federal	(1,054)	3,567
State	(409)	434
Total deferred	(1,463)	4,001

Investment tax credits	(49)	(49)

Total income tax expense	$4,231	$4,415

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In Thousands)

Book income before income taxes	$10,507	$11,385

Computed tax at federal statutory rate	$3,677	$3,985
Increases (reductions) resulting from:
State income taxes, net of federal income taxbenefits	562	482
Other items, net	(8)	(52)

Total income tax expense	$4,231	$4,415

Effective income tax rates	40.3%	38.8%

The significant portion of Berkshire's income tax expense, including deferred taxes, is recovered through its regulated utility rates.  Berkshire's' annual income tax expense and associated effective tax rate is impacted by differences between the timing of deferred tax temporary difference activity and deferred tax recovery.  The Berkshire's effective tax rate is also impacted by permanent differences between the book and tax treatment of certain costs.

Berkshire is subject to the United States federal income tax statutes administered by the Internal Revenue Service and the income tax statutes of the Commonwealth of Massachusetts.  Berkshire files with its parent, UIL Holdings, a consolidated federal income tax return and a Massachusetts unitary income tax return.  Berkshire determines a separate tax provision for this purpose and settles its income tax obligations in accordance with this methodology.

In September 2013, the Internal Revenue Service issued final tangible property regulations that are meant to simplify, clarify and make more administrable previously issued guidance.  Berkshire will comply with these regulations in a timely manner upon completing its evaluation of potential elections and the filing of its 2014 federal income tax return. Changes required and other changes under evaluation are not expected to have a significant impact on 2015 income tax expense, net balance sheet position or cash flows.

As of December 31, 2014 and 2013, Berkshire did not have any significant tax uncertainties.  As of December 31, 2014, tax years 2010 through 2014 are open and subject to federal and Massachusetts audit.  Additionally, the federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under examination.  These examinations are anticipated to be completed in 2015.  Berkshire cannot predict the ultimate outcome of these reviews.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The following table summarizes Berkshire's deferred tax assets and liabilities as of December 31, 2014 and 2013:

	2014	2013
	(In Thousands)
Deferred income tax assets:
Accrued removal obligation	$11,576	$10,977
Post-retirement benefits	3,633	2,023
Other	5,941	3,449
	$21,150	$16,449

Deferred income tax liabilities:
Plant basis and accelerated depreciation timing differences	$34,843	$32,735
Regulatory deferrals related to pension benefits	7,648	6,479
Envirionmental	3,110	3,891
Deferred natural gas costs	1,665	2,333
Other	1,265	230
	$48,531	$45,668

(G)	PENSION AND OTHER BENEFITS

Disclosures pertaining to Berkshire's pension benefit plans (the Plans) are in accordance with ASC 715 "Compensation-Retirement Benefits".  Berkshire, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•	Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.
•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans' assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2015 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  60% Equity securities, 40% Debt securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

year as a result of an actuarial valuation of the Plans.  Berkshire does not currently expect to make a pension contribution in 2015.  Such contribution levels will be adjusted, if necessary, based on actuarial calculations.

Berkshire applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension plans.  The estimation technique utilized to develop the discount rate is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2014 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees' pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

Berkshire is utilizing a discount rate of 4.30% as of December 31, 2014 for all of its qualified pension plans, compared to 5.20% in 2013.  The decrease in the discount rate, which was due to changes in long-term interest rates, resulted in an increase to the projected benefit obligation of approximately $5 million from 2013 to 2014.

The pension plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2014 pension expense would have increased or decreased inversely by $0.1 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2014 pension expense would have increased or decreased inversely by $0.4 million.

During 2014, the Society of Actuaries issued its final updated mortality tables and projection scales.  Berkshire, in conjunction with its actuaries, performed an analysis to determine the appropriateness of adopting these tables and the related mortality projections.  As a result, Berkshire's pension plan liabilities as of December 31, 2014 reflect updated mortality assumptions.   The Plans have adopted the Society of Actuaries' new base table, with collar adjustments.  In addition, the Plans are using a projection scale more aligned and consistent with recent experience to estimate projected changes in future mortality.  The change in the mortality assumption increased the projected benefit obligations for the pension plans as of December 31, 2014 by approximately $2 million.  There was no impact on 2014 expense.

Also in 2014, Berkshire, in conjunction with its actuaries, completed an experience study of its demographic assumptions.  Such studies are undertaken periodically and encompass other demographic assumptions, such as termination, retirement and disability.  The changes resulting from the experience study decreased the projected benefit obligations for the pension plans as of December 31, 2014 by approximately $3 million.  There was no impact on 2014 expense.

Pension Plans

Berkshire has multiple qualified pension plans covering substantially all of their union and management employees.  The Plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan's assets and the projected benefit obligation.  Berkshire reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

ratemaking process.  As of December 31, 2014 Berkshire has recorded regulatory assets of $3.8 million and as of December 31, 2013 Berkshire had recorded regulatory liabilities of $0.5 million, respectively.

In accordance with ASC 715, Berkshire utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  Berkshire amortizes prior service costs for the Plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  Berkshire utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the Plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, Berkshire does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of Berkshire's pension plans as of December 31, 2014 and 2013.  Plan assets and obligations have been measured as of December 31, 2014 and 2013.

	Pension Benefits

	Year Ended December 31, 2014	Year Ended December 31, 2013
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$38,675	$42,047
Service cost	519	717
Interest cost	1,993	1,779
Actuarial (gain) loss	4,982	(4,330)
Benefits paid (including expenses)	(1,535)	(1,538)
Benefit obligation at end of year	$44,634	$38,675

Change in Plan Assets:
Fair value of plan assets at beginning of year	$33,916	$33,848
Actual return on plan assets	3,217	1,606
Benefits paid (including expenses)	(1,535)	(1,538)
Fair value of plan assets at end of year	$35,598	$33,916

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$9,036	$4,759

Amounts Recognized in the Consolidated Balance Sheet consist of:
Non-current liabilities	$9,036	$4,759

Amounts Recognized as a Regulatory Asset (Liability) consist of:
Prior service cost	$719	$4
Net (gain) loss	$3,102	$(509)
Total recognized as a regulatory asset (liability)	$3,821	$(505)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$44,634	$38,675
Accumulated benefit obligation	$40,482	$35,769
Fair value of plan assets	$35,598	$33,916

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.30%	5.20%
Average wage increase	3.50%	3.50%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The components of net periodic benefit cost are:

	Pension Benefits
	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$519	$717
Interest cost	1,993	1,779
Expected return on plan assets	(2,562)	(2,554)
Amortization of:
Actuarial (gain) loss	-	147
Net periodic benefit cost	$(50)	$89

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$3,611	$(3,384)
Amortization of:
Current year prior service costs	715	4
Actuarial (gain) loss	-	(148)
Total recognized as regulatory asset (liability)	$4,326	$(3,528)

Total recognized in net periodic benefit costs and regulatory asset (liability)	$4,276	$(3,439)

Estimated Amortizations from Regulatory Assets (Liabilities) into Net Periodic Benefit Cost for the next 12 month period:
Amortization of transition obligation	$169	$-
Amortization of net (gain) loss	87	$-
Total estimated amortizations	$256	$-

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.20%	4.25%
Average wage increase	3.50%	3.50%
Return on plan assets	7.75%	7.75%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits
(In Thousands)
2015	$1,811
2016	$1,933
2017	$2,032
2018	$2,115
2019	$2,237
2020-2022	$12,901

Defined Contribution Retirement Plans/401(k)

Berkshire non-union employees are eligible to participate in UIL Holdings' Employee Stock Ownership Plan and union employees are eligible to participate in the Berkshire Gas Company Union 401(k) Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash which is subsequently invested according to the specific provisions of each of the plans.  The matching expense for 2014 and 2013 was $0.3 million.

(H)	RELATED PARTY TRANSACTIONS

Inter-company Transactions

Berkshire receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries.  For the year ended December 31, 2014, Berkshire recorded inter-company expenses of $2.2 million.  Costs of the services that are allocated amongst Berkshire and other of UIL Holdings' regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2014 and 2013, the Balance Sheet reflects inter-company payables, included in accounts payable of $1.3 million and $0.3 million, respectively, and inter-company receivables, included in accounts receivable of $0.5 million and an immaterial amount, respectively.

Dividends/Capital Contributions

For the years ended December 31, 2014 and 2013, Berkshire accrued dividends to UIL Holdings of $4.4 million and $5.6 million, respectively.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

(I)	LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases for office space and facilities, and a variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2015	37
2016	10
2017	4
2018	-
2019	-
2020-after	-
$51

(J)	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, Berkshire is involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management's assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, Berkshire accrues a reserve and discloses the reserve and related matter.  Berkshire discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, Berkshire cannot assure you that its assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on its results of operations or cash flows.

Environmental Matters

Site Decontamination, Demolition and Remediation Costs

Berkshire owns or has previously owned properties where Manufactured Gas Plants (MGPs) had historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  Berkshire has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators' involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2014 and no amount of loss, if any, can be reasonably estimated at this time.  In the past, Berkshire has received approval for the recovery of MGP-related remediation expenses from customers through rates and will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

Berkshire owns property on Mill Street in Greenfield, Massachusetts, a former MGP site.  Berkshire estimates that expenses associated with the remaining remedial activities, as well as the required ongoing monitoring and reporting to the Massachusetts Department of Environmental Protection will likely amount to approximately $0.9 million and have

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

recorded a liability and offsetting regulatory asset for such expenses as of December 31, 2014.  Historically, Berkshire has received approval from the DPU for recovery of environmental expenses in its customer rates.

Berkshire formerly owned a site on East Street (the East Street Site) in Pittsfield, Massachusetts, a former MGP site.  The East Street Site is part of a larger site known as the GE–Pittsfield/Housatonic River Site.  Berkshire sold the East Street Site to the General Electric Company (GE) in the 1970s and was named a potentially responsible party for the site by the EPA in 1990.  In December 2002, Berkshire reached a settlement with GE which provides, among other things, a framework for Berkshire and GE to allocate various monitoring and remediation costs at the East Street Site.  As of December 31, 2014, Berkshire had accrued approximately $3.2 million and established a regulatory asset for these and future costs incurred by GE in responding to releases of hazardous substances at the East Street Site.  Historically, Berkshire has received approval from the DPU for recovery of remediation expenses in its customer rates.

(K)	FAIR VALUE MEASUREMENTS

As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  Berkshire's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value Berkshire's financial assets and liabilities, other than pension benefits and OPEB, as of December 31, 2014 and December 31, 2013.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2014	(In Thousands)
Assets:
Noncurrent investments	$1,027	$-	$-	$1,027

Liabilities:
Long-term debt	$-	$55,583	$-	$55,583

Net fair value assets/(liabilities), December 31, 2014	$1,027	$(55,583)	$-	$(54,556)

December 31, 2013
Assets:
Noncurrent investments	$1,166	$-	$-	$1,166

Liabilities:
Long-term debt	$-	$54,203	$-	$54,203

Net fair value assets/(liabilities), December 31, 2013	$1,166	$(54,203)	$-	$(53,037)

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The following tables set forth the fair values of Berkshire's pension assets as of December 31, 2014 and 2013.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2014	(In Thousands)

Pension assets
Mutual funds	$-	$33,791	$-	$33,791
Hedge fund	-	-	1,807	1,807
Fair value of plan assets, December 31, 2014	$-	$33,791	$1,807	$35,598

December 31, 2013

Pension assets
Mutual funds	$-	$32,103	$-	$32,103
Hedge fund	-	-	1,813	1,813
Fair value of plan assets, December 31, 2013	$-	$32,103	$1,813	$33,916

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) Pension and Other Benefits.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2014 and 2013.

Year Ended December 31, 2014
(In Thousands)
Pension assets-Level 3, December 31, 2013	$1,813
Unrealized/Realized gains and (losses), net	(6)
Pension assets-Level 3, December 31, 2014	$1,807

Year Ended December 31, 2013
(In Thousands)
Pension assets-Level 3, December 31, 2012	$1,592
Unrealized/Realized gains and (losses), net	108
Purchases	113
Pension assets-Level 3, December 31, 2013	$1,813

(L)	SUBSEQUENT EVENTS

On February 25, 2015, Berkshire's parent, UIL Holdings, announced that it had entered into a definitive merger agreement with Iberdrola USA under which Iberdrola USA will acquire UIL Holdings and create a newly listed U.S. publicly-traded company.  In connection with the merger, each issued and outstanding share of the common stock of UIL Holdings (other than the issued shares of UIL Holdings common stock that are owned by UIL Holdings, which will be

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

automatically cancelled at the time the merger is consummated) will be converted into the right to receive one validly issued share of common stock of the newly listed company and $10.50 in cash.  Immediately following the consummation of the merger, former holders of UIL Holdings' common stock will own approximately 18.5% of the newly listed company.  UIL Holdings currently expects that the transaction will close by the end of 2015.  There are no assurances that the proposed merger with Iberdrola USA will be consummated on the currently expected timetable or at all.

Further information concerning the proposed merger will be included in a joint proxy statement/prospectus contained in a registration statement on Form S-4 to be filed with the United States Securities and Exchange Commission in connection with the proposed merger.